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Exhibit 21                        List of Subsidiaries
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Name of Subsidiary                                        Place of Organization
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
Burlington Resins, Inc.                                   Delaware
Natvar Holdings, Inc.                                     Delaware
Plastic Specialties & Technologies, Inc.                  Delaware
PureTec Corporation                                       Delaware
Tri-Seal Holdings, Inc.                                   Delaware
PurePlast, Inc.                                           Ontario
Colorite Europe, Ltd.                                     No. Ireland
Tekni-Plex Europe, N.V.                                   Belgium
Action Technology Italia, SpA                             Italy
Tekni-Plex Argentina, SA                                  Argentina
Colorite Plastics Canada, Ltd.                            Ontario
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